UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 23, 2004

PARTY CITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27826	22-3033692
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 Commons Way, Rockaway, NJ	07866
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 983-0888

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement.

     On December 23, 2004, Party City Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”), effective January 12, 2004, with Nancy Pedot defining the terms of her employment with the Company as Chief Executive Officer. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

     Employment Agreement. The Employment Agreement provides for Ms. Pedot to serve the Company as Chief Executive Officer for a three-year term, which commenced January 12, 2004, which term will automatically renew for one-year periods thereafter unless either party gives written notice of non-renewal at least 90 days prior to the expiration of the then current term. The Employment Agreement provides for an annual minimum base salary of $500,000 and an annual non-compete stipend of $100,000 (together with the annual minimum base salary, the “Salary”). The Employment Agreement further provides that Ms. Pedot be granted stock options to acquire 600,000 shares of common stock of the Company; these stock options were granted on January 12, 2004 with an exercise price of $12.34 per share. The stock options have a term of ten years from the date of the grant and they shall vest and become exercisable, provided Ms. Pedot is employed by the Company on such vesting date, as follows: 150,000 options vested and became exercisable on January 12, 2004; 150,000 options shall vest and become exercisable on January 12, 2005; 150,000 options shall vest and become exercisable on January 12, 2006; and 150,000 options shall vest and become exercisable on January 11, 2007. Notwithstanding anything described below, if Ms. Pedot’s employment is terminated prior to January 11, 2007 either by the Company without cause or by Ms. Pedot for Good Reason (as defined in the Employment Agreement), then a pro-rata portion of the 150,000 options that were scheduled to vest in the twelve months following the termination date shall immediately vest, become fully exercisable and remain exercisable in accordance with the post-employment exercise terms applicable to other senior executives of the Company generally.

     In addition, Ms. Pedot is entitled to receive an annual incentive bonus based upon the attainment of performance criteria under the Company’s annual incentive bonus plan then in effect. The target amount for such annual incentive bonus is 60% of Ms. Pedot’s Salary as of the last day of the respective fiscal year, although the actual amount of the annual incentive bonus will depend on the satisfaction of the reasonable performance goals established by the Company’s Board of Directors.

     The Pedot Agreement provides that in the event of the termination of Ms. Pedot’s employment on account of her death or disability, her resignation other than for Good Reason (as defined in the Employment Agreement) or the Company’s termination of her employment for cause, the Company shall pay to Ms. Pedot, or her estate on account of her death, in a lump sum within 10 business days following her termination, all earned but unpaid then-existing Salary and bonus; provided, however, that, whether any bonus is earned at the time of her termination will be determined by reference to the terms of the Company’s respective bonus or performance-based compensation plans or programs, if any, or, if not set forth therein, as determined by the Company in its sole discretion. In the event of the termination of Ms. Pedot’s employment by the Company without cause, the end (without further extension) of the employment period effective after January 11, 2008 or her resignation for Good Reason (which shall include a termination by change in control of the Company followed by Ms. Pedot’s resignation within 30 days of such change in control), the Company shall pay to Ms. Pedot, in a lump sum within 10 business days following such termination, all earned compensation and continue to pay her then-existing Salary, in accordance with the Company’s regular payroll practices, for 52 weeks. In the event of an end (without further extension) of Ms. Pedot’s employment period on or before January 11, 2008 by reason of a non-renewal by the Company or Ms. Pedot, the Company shall pay to Ms. Pedot, in a lump sum within 10 business days following such termination, all earned compensation and continue to pay her then-existing Salary, in accordance with the Company’s regular payroll practices, for 26 weeks.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

          A list of exhibits is set forth in the Exhibit Index which immediately precedes such Exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2004	PARTY CITY CORPORATION

By: /s/ Gregg A. Melnick

Name: Gregg A. Melnick
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Employment Agreement, dated as of December 23, 2004, by and between Party City Corporation and Nancy Pedot